Ligand Reports Fourth Quarter and Full Year 2020 Financial Results

Raises 2021 Financial Guidance

Conference Call Begins at 8:30 a.m. Eastern Time Today

SAN DIEGO (February 3, 2021) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the three and 12 months ended December 31, 2020 and provided an operating forecast and program updates. Ligand management will host a conference call today beginning at 8:30 a.m. Eastern time to discuss this announcement and answer questions.

“2020 was a stellar year for Ligand, and we are well positioned for an even better 2021. I am extremely proud of how well the team has met both our opportunities and the challenges. Ligand played a vital role in helping serve global human health and delivered to investors a more diversified company with a substantially expanded growth outlook,” said John Higgins, Chief Executive Officer of Ligand. “Ligand’s partners reported numerous major late-stage product advancements. Our M&A work was prolific as we mounted our most active year of acquisitions in the history of Ligand, further expanding our OmniAb® platform and acquiring two major new platform technologies. We answered the call to significantly expand production of Captisol® to meet the immense demands of Gilead to manufacture Veklury®, the FDA-approved antiviral treatment for COVID-19.”

“Our business model is focused on astute investments and industry-leading life sciences technology. Our execution resulted in outstanding fourth quarter and full year financial performance,” Higgins continued. “In addition, we are very pleased with the recent increased visibility and valuations within the investment community for antibody drug-discovery technologies. We are proud of OmniAb’s role as a leading, best-in-class multi-species antibody platform with more partners, a growing roster of late-stage clinical trials and a significant number of potential regulatory approvals over the next five years. The market developments validate the upside potential for Ligand given the progress and technology stack within our OmniAb business.”

Fourth Quarter 2020 Financial Results
Total revenues for the fourth quarter of 2020 were $70.0 million, compared with $27.0 million for the same period in 2019. Royalties for the fourth quarter of 2020 were $11.0 million, compared with $11.0 million for the same period in 2019. Royalties for the fourth quarter of 2020 were impacted by the ongoing COVID-19 pandemic; royalties for both the 2020 and 2019 quarters primarily consisted of royalties from Kyprolis® and EVOMELA®. Captisol sales were $41.0 million for the fourth quarter of 2020, compared with $7.1 million for the same period in 2019, primarily reflecting higher sales of Captisol for use with Veklury. Contract revenue was $18.0 million for the fourth quarter of 2020, compared with $8.8 million for the same period in 2019, primarily driven by the timing of partner events.

Cost of Captisol was $11.7 million for the fourth quarter of 2020, compared with $1.9 million for the same period in 2019, with the increase primarily attributable to higher sales of Captisol. Amortization of intangibles was $12.2 million, compared with $6.3 million for the same period in 2019, with the increase attributable to the Icagen acquisition in April 2020 and Pfenex acquisition in October 2020. Research and development expense was $21.9 million, compared with $18.7 million for the same period of 2019, with the increase due to additional expenses from the acquisitions of Icagen and Pfenex in 2020, partially offset by non-cash amortization of the upfront investments in the Palvella and Novan programs in 2019. General and administrative expense was $30.1 million, compared with $10.3 million for the same period in 2019, with the increase primarily attributable to additional expenses from Icagen and Pfenex and other acquisition-related expenses.

On December 2, 2020, Ligand completed the sale of Vernalis Business operations to HitGen, Inc., a publicly traded company incorporated in China for $26.7 million in cash. The sale resulted in a gain of $17.1 million for the fourth quarter of 2020.

Net income for the fourth quarter of 2020 was $5.8 million, or $0.35 per diluted share, compared with net loss of $(7.4) million, or $(0.43) per share, for the same period in 2019. The net income (loss) for the fourth quarter of 2020 and 2019 was impacted by a non-cash gain of $0.07 million and $9.4 million, respectively, from the value of Ligand’s short-term investments. Adjusted net income for the fourth quarter of 2020 was $27.1 million, or $1.62 per diluted share, compared with adjusted net income of $12.9 million, or $0.71 per diluted share, for the same period in 2019. See the table below for a reconciliation of net income (loss) to adjusted net income.

As of December 31, 2020, Ligand had cash, cash equivalents and short-term investments of approximately $411 million. During the fourth quarter of 2020 Ligand deployed $24 million for bond and share repurchases.

Full Year 2020 Financial Results
Total revenues for 2020 were $186.4 million, compared with $120.3 million for 2019. Royalties in 2020 were $33.8 million, compared with $47.0 million for 2019. Royalties for 2020 were impacted by the ongoing COVID-19 pandemic and primarily consisted of royalties from Kyprolis® and EVOMELA®. Royalties for 2019 primarily consisted of royalties from Kyprolis and EVOMELA and include partial-year contribution from Promacta through March 6, 2019. Captisol sales for 2020 were $110.0 million, compared with $31.5 million for 2019, primarily reflecting higher sales of Captisol for use with Veklury. Contract revenue for 2020 was $42.7 million, compared with $41.8 million for 2019.

Cost of Captisol was $30.4 million for 2020, compared with $11.3 million for 2019, with the increase due primarily to higher sales of Captisol. Amortization of intangibles was $23.4 million for 2020, compared with $16.9 million for 2019, with the increase attributable to the Icagen and Pfenex acquisitions. Research and development expense was $59.4 million for 2020, compared with $55.9 million for 2019. General and administrative expense was $64.4 million for 2020, compared with $41.9 million for 2019, with the increase due to costs associated with recent acquisitions and non-cash share-based compensation expense.

Net loss for 2020 was $(3.0) million, or $(0.18) per share, compared with net income of $629.3 million, or $31.85 per diluted share, for 2019. Net income for 2019 was impacted by an after-tax gain of approximately $642.6 million on the sale of Ligand's Promacta license to Royalty Pharma. Adjusted net income for 2020 was $76.5 million, or $4.55 per diluted share, compared with adjusted net income of $61.0 million, or $3.09 per diluted share, for 2019. See the table below for a reconciliation of net income (loss) to adjusted net income.

2021 Financial Guidance
Ligand is raising its 2021 financial guidance. Ligand now expects total revenues to be approximately $291 million and adjusted diluted EPS to be approximately $6.15, up from previous guidance for total revenues of approximately $285 million and adjusted diluted EPS of approximately $6.00. This updated guidance reflects yesterday’s announcement by Travere Therapeutics of positive pivotal Phase 3 data and potential NDA filing in 2021 for sparsentan, with a milestone payment due to Ligand upon NDA submission.

Fourth Quarter 2020 and Recent Business Highlights
OmniAb® Platform Updates
OmniAb is Ligand’s industry-leading, AI and BI (Biological Intelligence™) powered multi-species antibody platform for the discovery of mono- and bi-specific therapeutic human antibodies. 2020 was a year of major investment with the acquisition and development of multiple technologies that enhance the offering for OmniAb partners, including the addition of antigen-generation services as well as deep-sequence analysis of functional antibody repertoires. As of December 31, 2020, 13 different OmniAb-derived antibodies have been involved in approximately 44 active or completed clinical trials. During the fourth quarter new clinical programs were initiated by Johnson & Johnson and Merck KGaA, among others. Progress by multiple OmniAb partners during the fourth quarter resulted in $4.5 million in milestone payments being earned by Ligand. Ligand expects the first regulatory approvals for OmniAb-derived antibodies in 2021, with potential for as many as 10 approvals by 2025.

CStone Pharmaceuticals announced an agreement to out-license ex-Greater China rights for sugemalimab (CStone licensed worldwide rights from WuXi) and CS1003 (anti-PD-1) to EQRx. Under the terms of the agreement, CStone received an upfront payment of $150 million and is eligible to receive up to $1.15 billion in milestone payments for both drugs as well as separate tiered royalties. EQRx obtained exclusive rights to lead development and commercialization worldwide, excluding certain territories in Asia. In October 2020, CStone also entered into a major partnership with Pfizer for the commercialization of sugemalimab in greater China. As part of the partnership, Pfizer invested $200 million in CStone shares, and CStone is eligible to receive up to $280 million in milestone payments and additional royalties.

CStone announced that China’s National Medical Products Administration accepted CStone’s New Drug Application for sugemalimab combined with chemotherapy for the first-line treatment of advanced squamous and non-squamous non-small cell lung cancer (NSCLC). CStone previously announced updated results from two clinical studies of sugemalimab at the 2020 Chinese Society of Clinical Oncology Annual Meeting and announced that sugemalimab met the primary endpoint as first-line treatment in stage IV squamous and non-squamous NSCLC. CStone also announced that positive clinical data based on a pre-planned interim analysis of the GEMSTONE-302 Phase 3 study were disclosed in an oral presentation at the European Society for Medical Oncology (ESMO) Asia Virtual Congress. The results showed sugemalimab plus chemotherapy as first-line treatment for advanced NSCLC demonstrated statistically significant and clinically meaningful benefit in Progression Free Survival (PFS) with a well-tolerated safety profile compared to chemotherapy across PD-L1 expression levels and histologies (Investigator-assessed median PFS: 7.9 vs. 4.9 months, hazard ratio (HR) = 0.50 (95% CI: 0.39, 0.64), p<0.0001).

Janssen presented safety and response data of the teclistamab (anti-BCMA x CD3 T cell redirecting bispecific antibody) Phase 1 trial for relapsed/refractory multiple myeloma at the 2020 American Society for Hematology (ASH) conference. Teclistamab showed a manageable safety profile with deep and durable responses with both intravenous and subcutaneous (SC) administration. The SC formulation was chosen to advance to the Phase 2 study.

Harbour BioMed raised $221 million in an IPO on the Hong Kong stock exchange that will support clinical development of OmniAb-derived batoclimab (also referred to as HMB9161/HL161/IMVT-1401), a novel, fully human anti-FcRn monoclonal antibody discovered by Hanall Biopharma. Harbour Biomed in-licensed China rights from Hanall Biopharma for batoclimab and is conducting Phase 2 clinical trials in immune thrombocytopenia (ITP), in Graves’ ophthalmopathy and in myasthenia gravis. Harbour BioMed also announced that batoclimab received China CDE Breakthrough Therapy Designation for the treatment of adult patients with myasthenia gravis.

Aptevo announced two complete remissions in the ongoing APVO436 Phase 1/1b clinical trial for the treatment of acute myeloid leukemia (AML) and myelodysplastic syndrome (MDS). Preliminary data indicating that OmniAb-derived APVO436 was well tolerated with a manageable safety profile were presented at the 2020 ASH conference.

Captisol® Business Updates
Ligand entered more than 160 Captisol research use agreements and 13 clinical and/or commercial license agreements in 2020. This is the highest number of use agreements to be signed in a single year since the invention of Captisol.

Captisol is utilized in the formulation of Gilead Sciences’ Veklury® (remdesivir). The product has been approved or authorized for temporary use as a treatment for COVID-19 in approximately 50 countries worldwide and is included in more than 40 ongoing interventional or observational clinical studies. Ligand is supplying Captisol to Gilead under a recently signed 10-year supply agreement. Ligand is also supplying Captisol to Gilead’s voluntary licensing generic partners who are manufacturing remdesivir for 127 other countries. Gilead has disclosed that they continue to study Veklury in specific populations, including pediatric patients, and in the outpatient setting, and anticipate sharing data from these trials in the first half of 2021.

Sedor Pharmaceuticals announced FDA approval of Captisol-enabled™ SESQUIENT™ (fosphenytoin sodium for injection) for the treatment of status epilepticus in adult and pediatric patients.

Ligand plans to initiate a potentially pivotal trial for Captisol-enabled Iohexol (CE-Iohexol) in the first quarter of 2021. CE-Iohexol is an iodine-based contrast agent for hospital-based imaging procedures.

Protein Expression Technology Platform Updates
The acquisition of Pfenex Inc. in October 2020 brought to Ligand a proprietary Pseudomonas fluorescens protein expression technology, as well as major collaborations with Jazz Pharmaceuticals, Merck, Serum Institute of India (SII) and Alvogen, each of which has potential to contribute meaningfully to Ligand’s royalty revenue. In November 2020 Merck submitted applications to the FDA and the European Medicines Agency (EMA) for licensure of V114, its investigational 15-valent pneumococcal conjugate vaccine that uses the protein expression technology. The applications include positive data from Phase 2 and Phase 3 clinical studies with V114. On January 12, 2021 the FDA accepted this filing, which triggered a milestone payment to Ligand of $1.5 million. In December 2020 Jazz Pharmaceuticals initiated the submission of a Biologics License Application to the FDA seeking market approval for JZP-458. JZP-458 is a recombinant Erwinia asparaginase produced in the expression platform that has resulted in a robust process showing manufacturing consistency and efficiency. In December 2020 SII announced the launch of PNEUMOSIL®, India’s first fully indigenously developed pneumococcal vaccine. PNEUMOSIL is designed primarily to help fight against pneumococcal pneumonia among children, with an advantage of targeting the most prevalent serotypes of the bacterium causing serious illness in developing countries. PNEUMOSIL is WHO pre-qualified for its procurement by United Nations Agencies and GAVI, and was developed through a collaboration spanning over a decade among SII, PATH and The Bill and Melinda Gates Foundation.

Other Business Updates
On November 30, 2020 Travere Therapeutics (formerly Retrophin) announced completion of enrollment in the pivotal Phase 3 DUPLEX study of sparsentan in focal segmental glomerulosclerosis (FSGS). On February 2, 2021 Travere announced that sparsentan achieved its pre-specified interim FSGS partial remission of proteinuria endpoint (FPRE) in the DUPLEX study after 36 weeks of treatment. Sparsentan demonstrated a statistically significant response on FPRE compared with the active control, irbesartan (p=0.0094). Preliminary results from the interim analysis suggest that sparsentan has been generally well-tolerated and has shown a comparable safety profile to irbesartan. Based on the data from the interim analysis, Travere intends to pursue submissions for accelerated approval of sparsentan for FSGS in the second half of 2021. In January 2021 the FDA granted sparsentan Orphan Drug Designation for the treatment of IgA nephropathy. Topline efficacy data from the ongoing pivotal Phase 3 PROTECT Study in IgA nephropathy, and the 36-week interim proteinuria endpoint analysis, are anticipated in the third quarter of 2021.

In October 2020 Ligand completed the sale of its Vernalis research operations and internal programs to HitGen Inc. for $26.7 million in cash. Under the terms of the agreement, Ligand will retain economic rights on completed collaboration licenses as well as a share of the economic rights on current research collaboration contracts.

Ligand’s partner Palvella Therapeutics announced topline results of the Phase 2/3 VALO study for the treatment of pachyonychia congenita in December 2020. The Phase 3 portion of the study missed the primary endpoint, but statistically significant improvement in the primary endpoint was achieved in the open-label, Phase 2 portion. Palvella plans to share the results with the FDA in Q1 2021.

On February 2, 2021 Verona Pharma announced ensifentrine delivered by a pressurized metered-dose inhaler (pMDI) met all of the primary and secondary lung function endpoints in the 7-day, Phase 2 clinical trial in patients with moderate-to-severe chronic obstructive pulmonary disease (COPD). The magnitude of improvement in lung function was dose-ordered and highly statistically significant at peak and over the 12-hour dosing interval compared with placebo, and supports twice-daily dosing of ensifentrine via pMDI for the treatment of COPD. Verona is evaluating nebulized ensifentrine in the pivotal Phase 3 ENHANCE-1 and 2 clinical trials for COPD maintenance treatment.

Ligand entered into a collaboration and license agreement with GlaxoSmithKline (GSK) to leverage Ligand’s unique ion channel expertise in small molecule therapeutics targeting transmembrane proteins. This collaboration will utilize the ion channel discovery technology to identify and develop inhibitors of a specific genetically validated molecular target relevant to neurological diseases. Ligand received an upfront payment of $7 million dollars and is eligible for milestones of more than $150 million, and tiered royalties on net sales of any drug from the collaboration commercialized by GSK.

Ligand provides regular updates on individual partner events through its Twitter account, @Ligand_LGND.

Adjusted Financial Measures
The Company reports adjusted net income and adjusted net income per diluted share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company’s financial measures under GAAP include share-based compensation expense, amortization of debt-related costs, amortization related to acquisitions and intangible assets, changes in contingent liabilities, mark-to-market adjustments for amounts relating to its equity investments in public companies, excess tax benefit from share-based compensation, gain on the sale of Promacta and others that are listed in the itemized reconciliations between GAAP and adjusted financial measures included at the end of this press release. However, other than with respect to total revenues, the Company only provides financial guidance on an adjusted basis and does not provide reconciliations of such forward-looking adjusted measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for changes in contingent liabilities, changes in the market value of its investments in public companies, stock-based compensation expense and effects of any discrete income tax items. Management has excluded the effects of these items in its adjusted measures to assist investors in analyzing and assessing the Company’s past and future core operating performance. Additionally, adjusted earnings per diluted share is a key component of the financial metrics utilized by the Company’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation.

Conference Call
Ligand management will host a conference call today beginning at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (833) 540-1167 from the U.S. or (929) 517-0358 from outside the U.S., using the conference ID 6081598. To participate via live or replay webcast, a link is available at www.ligand.com.

About OmniAb®
The OmniAb antibody discovery platform provides Ligand’s biopharmaceutical industry partners access to the world’s most advanced antibody repertoires and screening technologies to enable unparalleled discovery of next-generation therapeutics. At the heart of the OmniAb platform is the Biological Intelligence™ (BI) of our proprietary transgenic animals, including OmniRat, OmniChicken and OmniMouse, each capable of generating high quality fully human antibodies that have been optimized naturally through in vivo affinity maturation. OmniFlic (transgenic rat) and OmniClic (transgenic chicken) address industry needs for bispecific antibody applications though a common light chain approach, and OmniTaur features unique structural attributes of cow antibodies for complex targets. OmniAb animals comprise the most diverse host systems available in the industry and they are optimally leveraged through AI-enhanced antigen design and immunization methods, paired with high-throughput microfluidic-based single B cell screening and deep computational analysis of next-generation sequencing datasets to identify fully human antibodies with superior performance and developability characteristics. The OmniAb suite of technologies and differentiating AI and BI features are combined to offer a highly efficient and customizable end-to-end solution for the growing antibody discovery needs of the global biopharmaceutical industry.

About Captisol®
Captisol is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Captisol was invented and initially developed by scientists in the laboratories of Dr. Valentino Stella, University Distinguished Professor at the University of Kansas’ Higuchi Biosciences Center for specific use in drug development and formulation. This unique technology has enabled several FDA-approved products, including Gilead’s VEKLURY®, Amgen’s KYPROLIS®, Baxter International’s NEXTERONE®, Acrotech Biopharma L.L.C.’s and CASI Pharmaceuticals’ EVOMELA®, Melinta Therapeutics’ BAXDELA™ and Sage Therapeutics’ ZULRESSO™. There are many Captisol-enabled products currently in various stages of development. Ligand maintains a broad global patent portfolio for Captisol with more than 400 issued patents worldwide relating to the technology (including 40 in the U.S.) and with the latest expiration date in 2033. Other patent applications covering methods of making Captisol, if issued, extend to 2040.

About Protein Expression Technology® Platform
The Protein Expression Technology is a robust, validated, cost-effective and scalable platform for recombinant protein production, and is especially well-suited for complex, large-scale protein production where traditional systems are not suitable. Multiple global manufacturers have demonstrated consistent success with the platform and the technology is currently out-licensed for numerous commercial and development-stage programs. The versatility of the platform has been demonstrated in the production of enzymes, peptides, antibody derivatives and engineered non-natural proteins. Partners seek the platform as it can contribute significant value to biopharmaceutical development programs by reducing development timelines and costs for manufacturing therapeutics and vaccines. Given pharmaceutical industry trends toward large molecules with increasing structural complexities, the Protein Expression Technology is well positioned to meet these growing needs as the most comprehensive broadly available protein production platform in the industry.

About Ligand Pharmaceuticals
Ligand is a revenue-generating biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines. Ligand’s business model creates value for stockholders by providing a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Ligand’s goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable, diversified and lower-risk business than a typical biotech company. Ligand’s business model is based on doing what Ligand does best (drug discovery, early-stage drug development, product reformulation and partnering). Ligand partners with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory management and commercialization) to ultimately generate our revenue. Ligand’s OmniAb® technology platform is a patent-protected transgenic animal platform used in the discovery of fully human mono- and bispecific therapeutic antibodies. The Captisol® platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand’s Protein Expression Technology® platform is a robust, validated, cost-effective and scalable approach to recombinant protein production, and is especially well-suited for complex, large-scale protein production that cannot be made by more traditional systems. Ab Initio™ technology and services for the design and preparation of customized antigens enable the successful discovery of therapeutic antibodies against difficult-to-access cellular targets. Ligand has established multiple alliances, licenses and other business relationships with the world’s leading pharmaceutical companies including Amgen, Merck, Pfizer, Roche, Sanofi, Janssen, Takeda, Gilead Sciences, GSK and Baxter International. For more information, please visit www.ligand.com.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements
This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: Ligand’s ability to advance its business model and drive growth; Ligand’s belief that it may improve its financial and operating results in 2021 compared to 2020; Ligand’s belief that OmniAb is the industry-leading, best-in-class antibody discovery platform; the timing of the initiation or completion of preclinical studies and clinical trials by Ligand and its partners; Ligand’s ability to supply Captisol to Gilead and other partners; the potential opportunities for Ligand and its partners related to development of COVID-19 treatments; whether the planned clinical trial of CE-Iohexol can serve as a basis for registration with the FDA; the timing of product launches by Ligand or its partners; and guidance regarding the full-

year 2021 financial results. Actual events or results may differ from Ligand's expectations due to risks and uncertainties inherent in Ligand’s business, including, without limitation: Ligand may not receive expected revenue from royalties, Captisol material sales and license fees and milestone revenue; Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline; Ligand may not achieve its guidance for 2021; Ligand may not be able to create future revenues and cash flows by developing innovative therapeutics; results of any clinical study may not be timely, favorable or confirmed by later studies; products under development by Ligand or its partners may not receive regulatory approval; the COVID-19 pandemic has disrupted Ligand’s and its partners’ business, including delaying manufacturing, preclinical studies and clinical trials and product sales, and impairing global economic activity, all of which could materially and adversely impact Ligand’s results of operations and financial condition; remdesivir may be later shown to not be effective or safe for the treatment of COVID-19 and could materially and adversely affect the commercial opportunity for remdesivir; alternative COVID-19 therapies or vaccines may be approved or the risk of coronavirus infection could significantly diminish, any of which could materially and adversely affect the commercial opportunity for remdesivir; Ligand is currently dependent on single source sole supplier for Captisol and failures by such supplier may result in delays or inability to meet the Captisol demands of its partners; there may not be a market for the product(s) even if successfully developed and approved; Ligand’s partners may not execute on their sales and marketing plans for marketed products for which Ligand has an economic interest; Ligand or its partners may not be able to protect their intellectual property and patents covering certain products and technologies may be challenged or invalidated; Ligand's partners may terminate any of its agreements or development or commercialization of any of its products; Ligand may not generate expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements; Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval; unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization; challenges, costs and charges associated with integrating recently completed acquisitions with Ligand’s existing businesses; Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs; and ongoing or future litigation could expose Ligand to significant liabilities and have a material adverse effect on the company. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, including the possibility of additional license fees and milestone revenues we may receive. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Other Disclaimers and Trademarks
The information in this press release regarding certain third-party products and programs, including Kyprolis, an Amgen product, EVOMELA, an Acrotech Biopharma and CASI Pharmaceuticals product, and ZULRESSO, a Sage Therapeutics product, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.

Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand®, Captisol® and OmniAb®. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the ®, © and ™ symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.

Contacts:
Ligand Pharmaceuticals Incorporated LHA Investor Relations
Patrick O’Brien Bruce Voss
investors@ligand.com bvoss@lhai.com

(858) 550-7893 (310) 691-7100
Twitter: @Ligand_LGND

[Tables Follow]

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenues:
Royalties	$11,045	$11,045	$33,796	$46,976
Captisol	40,993	7,132	109,959	31,489
Contract revenue	17,952	8,826	42,664	41,817
Total revenues	69,990	27,003	186,419	120,282
Operating costs and expenses:
Cost of Captisol	11,739	1,937	30,419	11,347
Amortization of intangibles	12,157	6,304	23,442	16,864
Research and development	21,916	18,664	59,392	55,908
General and administrative	30,082	10,277	64,435	41,884
Total operating costs and expenses	75,894	37,182	177,688	126,003
Gain from sale of Vernalis R&D	17,114	—	17,114	—
Gain from sale of Promacta license	—	—	—	812,797
Income (loss) from operations	11,210	(10,179)	25,845	807,076
Gain (loss) from short-term investments	210	9,573	(16,933)	1,049
Interest expense, net	(6,002)	(2,994)	(19,342)	(7,315)
Other expense, net	(2,048)	(4,575)	(108)	(4,171)
Total other income (expense), net	(7,840)	2,004	(36,383)	(10,437)
Income (loss) before income taxes	3,370	(8,175)	(10,538)	796,639
Income tax benefit (expense)	2,391	810	7,553	(167,337)
Net income (loss):	$5,761	$(7,365)	$(2,985)	$629,302

Basic net income (loss) per share	$0.36	$(0.43)	$(0.18)	$33.13
Shares used in basic per share calculation	16,077	17,243	16,185	18,995

Diluted net income (loss) per share	$0.35	$(0.43)	$(0.18)	$31.85
Shares used in diluted per share calculation	16,684	17,243	16,185	19,757

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash, cash equivalents and short-term investments	$411,186	$1,069,867
Accounts receivable, net	56,847	30,387
Inventory	26,487	7,296
Income tax receivable	2,217	11,361
Other current assets	3,822	4,734
Total current assets	500,559	1,123,645

Deferred income taxes, net	24,320	25,608
Goodwill and other identifiable intangible assets, net	784,992	305,677
Commercial license and other economic rights, net	10,979	20,090
Operating lease right-of-use assets	6,892	10,353
Finance lease	15,842	84
Other assets	18,701	9,458
Total assets	$1,362,285	$1,494,915

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	24,199	12,243
Current contingent liabilities	39,884	2,607
Current finance lease liabilities	6,593	13
Deferred revenue	29,435	2,139
Total current liabilities	100,111	17,002

2023 convertible senior notes, net	442,293	638,959
Long-term contingent liabilities	9,249	6,335
Long-term operating lease liabilities	5,643	9,970
Deferred income taxes, net	64,598	32,937
Other long-term liabilities	30,866	22,480
Total liabilities	652,760	727,683

Total stockholders' equity	709,525	767,232
Total liabilities and stockholders' equity	$1,362,285	$1,494,915

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019

Net (loss) income	$5,761	$(7,365)	$(2,985)	$629,302
Adjustments:
Non-cash share-based compensation expense	9,974	6,300	30,727	24,515
Non-cash interest expense (1)	5,334	7,426	23,077	29,988
Amortization related to acquisitions and intangible assets	12,157	6,304	23,442	16,864
Amortization of commercial license and other economic rights (2)	(145)	15,323	3,132	25,371
Change in contingent liabilities (3)	1,362	(774)	978	(2)
Acquisition and integrations costs (4)	16,898	—	21,854	445
Gain from sale of Vernalis R&D	(17,114)	—	(17,114)	—
Loss (gain) from short-term investments	(210)	(9,573)	16,933	(1,049)
Realized gain from short-term investments	143	145	904	559
Other (5)	1,268	125	2,338	(593)
Income tax effect of adjusted reconciling items above	(7,768)	(5,060)	(25,083)	(20,402)
Excess tax benefit from share-based compensation (6)	(590)	—	(1,703)	(1,371)
	27,070	12,851	76,500	703,627
Gain from sale of Promacta license, net of tax (7)	—	—	—	(642,615)
Adjusted net income	$27,070	$12,851	$76,500	$61,012
Diluted per-share amounts attributable to common shareholders:
Diluted net (loss) income per share	$0.35	$(0.43)	$(0.18)	$31.85
Adjustments:
Non-cash share-based compensation expense	0.60	0.36	1.83	1.24
Non-cash interest expense (1)	0.32	0.43	1.37	1.52
Amortization related to acquisitions and intangible assets	0.73	0.36	1.39	0.85
Amortization of commercial license and other economic rights (2)	(0.01)	0.89	0.19	1.28
Change in contingent liabilities (3)	0.08	(0.04)	0.06	—
Acquisition and integrations costs (4)	1.01	—	1.30	0.02
Gain from sale of Vernalis R&D	(1.03)	—	(1.02)	—
(Gain)/Loss from short-term investments	(0.01)	(0.56)	1.01	(0.05)
Realized gain from short-term investments	0.01	0.01	0.05	0.03
Other (5)	0.08	0.01	0.14	(0.02)
Income tax effect of adjusted reconciling items above	(0.47)	(0.29)	(1.49)	(1.03)
Excess tax benefit from share-based compensation (6)	(0.04)	—	(0.10)	(0.07)
Adjustment for shares excluded due to anti-dilution effect on GAAP net loss	—	(0.03)	—	—
	1.62	0.71	4.55	35.62
Gain from sale of Promacta license, net of tax (7)	—	—	—	(32.53)
Adjusted diluted net income per share	$1.62	$0.71	$4.55	$3.09

GAAP - weighted average number of common shares - diluted	16,684	17,243	16,825	19,757
Add: shares excluded due to anti-dilutive effect on GAAP net loss	—	756	—	—
Adjusted weighted average number of common shares - diluted	16,684	17,999	16,825	19,757

(1) Amounts represent non-cash debt related costs that are calculated in accordance with the authoritative accounting guidance for convertible debt instruments that may be settled in cash.

(2) For the three months ended December 31, 2020, the amount represents the amortization of commercial license and other economic rights to revenue. For the twelve months ended December 31, 2020, the amount represents the amortization of commercial license and other economic rights to revenue and research development expenses in the amount of $0.6 million and $2.5 million, respectively. For the three months ended December 31, 2019, the amount represents (i)

the amortization of commercial license and other economic rights to research and development expenses in the amount of $10.4 million; plus (ii) acceleration of amortization of a commercial license rights asset in the amount of $5.1 million; partially offset by (iii) accretion of the commercial license and other economic rights based on estimated future cash flows that were recorded to revenue in amount of $0.2 million. For the twelve months ended December 31, 2019, the amount represents (i) the amortization of commercial license and other economic rights to research and development expenses and revenue in the amounts of $19.5 million and $0.7 million, respectively, plus (ii) acceleration of amortization of a commercial license rights asset in the amount of $5.1 million.

(3) Amounts represent changes in fair value of contingent consideration related to Pfenex, Icagen, Crystal, CyDex and Metabasis transactions.

(4) Amounts represent severance costs, legal fees, and certain contract termination costs in connection with the acquisitions.

(5) Amounts primarily relate to loss on debt extinguishment and adjustments associated with our equity investment in Nucorion.

(6) Excess tax benefits from share-based compensation are recorded as a discrete item within the provision for income taxes on the consolidated statements of operations as a result of the adoption of an accounting pronouncement (ASU 2016-09) on January 1, 2017. Prior to the adoption, the amount was recognized in additional paid-in capital on the consolidated statement of stockholders' equity.

(7) Amounts represent gain from sale of Promacta license, net of tax.

LIGAND PHARMACEUTICALS INCORPORATED
SUPPLEMENTAL ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

Year ended December 31, 2019
Consolidated revenue	$120,282
Less: royalty revenue from Promacta	(14,193)
Adjusted consolidated revenue	$106,089

Adjusted net income	$61,012
Less: royalty revenue from Promacta	(14,193)
Add: tax effect of the royalty revenue from Promacta	3,013
Adjusted net income excluding royalty revenue from Promacta	$49,832

Adjusted net income per diluted share, excluding royalty revenue from Promacta	$2.52

GAAP - weighted average number of common shares - diluted	19,757

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